UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

July 28, 2010
Dear Stockholder:

On behalf of the Board of Directors and management, I invite you to attend the 2010 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, NW, Washington, D.C. 20037, on September 10, 2010, at 11:00 a.m., local time.

At the meeting, you will be asked to vote for the election of the eight directors named in the proxy statement and to ratify the selection of the company’s independent registered public accounting firm. These matters are discussed in detail in the enclosed proxy statement.

In addition to the specific matters to be acted upon, there will be a report on the progress of the company and an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign, and return the enclosed proxy card in the postage prepaid envelope.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On September 10, 2010

The 2010 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at its corporate headquarters at 2445 M Street, NW, Washington, D.C. 20037, on September 10, 2010, at 11:00 a.m., local time. At the meeting we will ask stockholders to act on the following proposals, which are further described in the accompanying proxy statement:

1.	To elect the eight directors named in the proxy statement to our Board of Directors, each to serve for a term expiring at our 2011 annual meeting or until their respective successors are duly elected and qualified or until their earlier resignation or removal, and

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

In addition, we will transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on July 16, 2010, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report for the fiscal year ended March 31, 2010 is enclosed with this notice.

We invite you to attend the annual meeting and vote in person. If you attend the meeting, you may vote in person even if you previously returned a signed proxy. If you cannot attend, to ensure that you are represented at the meeting, please complete, date, sign, and return the enclosed proxy card in the postage prepaid envelope.

    By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.
July 28, 2010

NOTICE:  This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, as discussed in more detail in the proxy statement. Therefore, if your shares are held in a stock brokerage account or by a bank or other nominee, they will not be voted in the election of directors unless you affirmatively vote your shares in one of the ways described in the proxy statement.

2010 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

TABLE OF CONTENTS

General Information
Proxy Solicitation	1
Voting, Revocability of Proxies, and Voting Procedure	1
Annual Report to Stockholders and Other Information	2
Important Notice Regarding Delivery of Stockholder Documents	3
PROPOSAL NO. 1 Election of Directors	3
PROPOSAL NO. 2 Ratification of the Selection of Ernst & Young LLP as Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2011	6
Approximate Aggregate Fees Billed to Us for Fiscal Years 2010 and 2009 by Ernst and Young LLP	7
Audit Committee Report	9
Board Corporate Governance Matters	9
Director Independence	9
Board of Directors Meetings and Committees	10
Board Leadership Structure	11
Board’s Role in Risk Oversight	11
Compensation Committee Interlocks and Insider Participation	12
Consideration of Director Nominees	12
Board of Directors Compensation	12
Related Transactions	13
Code of Ethics	13
Communications with the Board	13
Communications with the Audit Committee	14
Compensation Committee Report on Executive Compensation	14
Compensation Discussion and Analysis	14
Compensation Philosophy	14
Significant Compensation Decisions for 2010	15
Oversight of Our Executive Compensation Program	15
Elements of Total Direct Compensation	16
Other Benefits	22
Tax and Accounting Considerations	22
Employment Agreements with Messrs. Williams, Musslewhite, and Felsenthal	22
Severance and Change of Control Arrangements	23
Compensation Committee Policy Regarding Change of Control Severance Payments	23
Executive Compensation	24
Summary Compensation Table	24
Grants of Plan-Based Awards in Fiscal 2010	25
Employment Agreements and Arrangements	26
Outstanding Equity Awards at March 31, 2010	27
Option Exercises and Stock Vested in Fiscal 2010	28
Potential Payments Upon Termination of Employment or Change of Control	28
Security Ownership	33
Next Annual Meeting and Stockholder Proposals	35
Section 16(a) Beneficial Ownership Reporting Compliance	35
Other Matters	35

THE ADVISORY BOARD COMPANY
2445 M Street, NW
Washington, DC 20037
(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on September 10, 2010.

This proxy statement, 2010 annual report to stockholders and Form 10-K for fiscal 2010 are available electronically on our website at www.advisoryboardcompany.com/IR.

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) for use at our 2010 annual meeting of stockholders (the “annual meeting” or the “meeting”) to be held at our principal executive offices at 2445 M Street NW, Washington, D.C. 20037, on September 10, 2010, at 11:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company”, “we”, “us”, “our”, and similar terms refer to The Advisory Board Company.

This proxy statement and the accompanying notice and proxy card are first being mailed to our stockholders on or about July 28, 2010.

We will pay the costs of preparing, printing, and mailing this proxy statement, the accompanying notice and proxy card, and our 2010 annual report to stockholders. We will also reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged MacKenzie Partners Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. MacKenzie Partners Inc. and our officers, directors, and employees may supplement the original solicitation of proxies by mail with telephone, facsimile, e-mail, and personal solicitation. We will pay no additional compensation to our officers, directors, or employees for these activities.

Voting, Revocability of Proxies, and Voting Procedure

Only holders of record of our common stock at the close of business on July 16, 2010 (the “Record Date”) will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the Record Date, we had 15,603,211 shares of common stock outstanding and entitled to receive notice of and to vote at the meeting. If a majority of the shares issued and outstanding and entitled to vote at the annual meeting on the Record Date are present at the annual meeting, either in person or by proxy, we will have a quorum at the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder will also be counted as present in determining whether we have a quorum, even if such person indicates that it does not have discretionary authority to vote those shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you may vote by completing, dating, signing, and returning the accompanying proxy card in the postage prepaid envelope enclosed for that purpose, whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, at or before the taking of the vote at the annual meeting.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank, or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Please check your voting instruction card or contact your broker, bank, or nominee to determine how you can revoke or change your voting instructions or vote in person at the annual meeting. If you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes. The effect of broker non-votes is more specifically described below.

Holders of our common stock are entitled to one vote for each share they held as of the Record Date. Cumulative voting for directors is not permitted. Directors will be elected by a plurality of the shares present at the meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that the eight nominees with the most votes will be elected. Only votes cast “for” are counted in determining whether a plurality has been cast in favor of a director. Votes to “withhold authority” will have no effect on the vote on this matter. Under recent rule changes, if your shares are held beneficially and you do not provide voting instructions to your broker, bank or nominee, then your shares will not be voted in the election of directors. Approval of Proposal No. 2 (ratification of the selection of the independent registered public accounting firm) requires approval by the holders of a majority of the votes cast at the meeting. In accordance with Delaware law, abstentions have the effect of a vote “against” any matter as to which they are specified. Broker non-votes, if applicable, are not considered votes cast and, therefore, will not affect the outcome of the vote on the matters presented at the meeting. The persons named as attorneys-in-fact in the proxies, Michael T. Kirshbaum and Evan R. Farber, were selected by the Board of Directors and are executive officers of The Advisory Board Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted by such persons at the annual meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR the matters specified in this proxy statement.

Annual Report to Stockholders and Other Information

A copy of our 2010 annual report to stockholders, which contains our audited consolidated financial statements for the fiscal year ended March 31, 2010, accompanies this proxy statement. A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the Securities and

Exchange Commission (“SEC”) will be furnished without charge, without exhibits, to beneficial stockholders or stockholders of record upon request to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The 2010 Form 10-K is also available through the company’s website at www.advisoryboardcompany.com.

Important Notice Regarding Delivery of Stockholder Documents

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the proxy statement and our 2010 annual report, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement and annual report, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the proxy statement and annual report, now or in the future, by contacting us at The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. Beneficial owners sharing an address to which multiple copies of the proxy statement and annual report were delivered should notify their broker if they wish to receive a single copy of these materials in the future.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Under the company’s certificate of incorporation and bylaws, the number of directors which shall constitute the whole Board of Directors shall be determined by a resolution of the Board. Our Board of Directors currently has eight members. At the annual meeting, we will nominate all of the current directors for re-election to the Board. The Board has determined that, if elected to serve another term on the Board, Mr. Williams will continue to serve as our Chairman of the Board, and Mr. Kindick will continue to serve as Lead Director.

Unless otherwise instructed on the proxy, it is the intention of the proxy holders to vote the shares represented by each properly executed proxy FOR the election of each of the eight nominees named below. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend, or the Board may determine not to nominate a substitute and may reduce the size of the Board. Directors are elected by a plurality of the votes cast at the annual meeting.

Director Nominees

The following table shows the company’s nominees for election to the Board of Directors. Each of the nominees currently serves as a director. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until his or her earlier death, resignation, or removal.

			Director
Name of Director Nominee	Age(1)	Principal Occupation	Since(2)

Frank J. Williams	43	Executive Chairman, The Advisory Board Company	2001
Robert W. Musslewhite	40	Director and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	44	Vice Chairman of the Board, Executive Vice President and Chief Operating Officer, MicroStrategy, Inc.	2009
Peter J. Grua	56	Partner, HLM Venture Partners	2007
Kelt Kindick	55	Chief Financial Officer, Bain & Company	2001
Mark R. Neaman	59	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	51	Senior Vice President, Warner Music Group	2004
LeAnne M. Zumwalt	51	Vice President, DaVita, Inc.	2001

(1)	The ages shown are as of March 31, 2010.

(2)	The dates shown reflect the year in which these persons were first elected as directors of the company.

Set forth below is biographical information on each of the director nominees. In addition, under new SEC rules, we have set forth the experience, qualifications, attributes, and skills of each director that contributed to our determination to select them for service as a director.

Frank J. Williams joined us in September 2000 as an Executive Vice President and was our Chief Executive Officer and a director from June 2001 to August 2008, serving as Chairman of the Board of Directors from November 2004 through August 2008. Effective September 1, 2008, Mr. Williams became Executive Chairman of the company. From June 2000 through January 2001, Mr. Williams was the President of an affiliated company, eHospital Inc., focused on developing and delivering health care content to patients and providers via the internet. From 1999 through May 2000, Mr. Williams served as the President of MedAmerica OnCall, a provider of outsourced services to physician organizations, hospitals, and managed care entities. Mr. Williams also served as a Vice President of Vivra Incorporated and as the General Manager of Vivra Orthopedics, an operational division of Vivra Specialty Partners, a private health care services and technology firm. Earlier in his career, Mr. Williams was employed by Bain & Company. Mr. Williams serves on the board of directors of Market Force Information, Inc., a privately held market research firm, and Sheridan Health Care, a privately held physician services company. Mr. Williams received a B.A. from University of California, Berkeley and an M.B.A. from Harvard Business School. The Board selected Mr. Williams because of his extensive knowledge and experience in all aspects of the company’s business, his eight years of leadership experience with the company, including in his former role as Chief Executive Officer, and his 10 years of experience in the healthcare and consulting services fields prior to joining the company.

Robert W. Musslewhite became a director in May 2008 and became our Chief Executive Officer in September 2008. Mr. Musslewhite joined the company in 2003 and became Executive Vice President in January 2007, responsible for strategic planning and general management of certain of our membership programs. Previously, he served as Executive Director, Strategic Planning and New Product Development. From 1997 to 2003, Mr. Musslewhite was employed at McKinsey & Company, where as an Associate Principal he served a range of clients across the consumer products and other industries, and was a leader in the firm’s marketing practice. Mr. Musslewhite has an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his seven years of leadership experience with the company, including in his current role as Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal, who was elected to the Board in November 2009, was recommended to the Governance Committee as a director candidate by the company’s Executive Chairman and Lead Director. Mr. Bansal is Executive Vice President, Chief Operating Officer and Vice Chairman of the Board for MicroStrategy Incorporated, a worldwide provider of business intelligence software. He has served as Executive Vice President and Chief Operating Officer since 1993. Mr. Bansal has been a member of MicroStrategy’s board of directors since September 1997 and has served as Vice Chairman of its board of directors since November 2000. Prior to joining MicroStrategy as Vice President, Consulting in 1990, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal received an S.B. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his 17 years of leadership experience as a senior executive of a public company, his ten years of corporate governance experience as a member of a public company board of directors, and his extensive technical knowledge.

Peter J. Grua has served as a member of the Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm where his investment activities focus on health services, medical technologies, and health care information technologies. Prior to joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, where he directed research in health care services and managed care. Previously he was a research analyst at William Blair Company and a strategy consultant at Booz, Allen & Hamilton. Mr. Grua is currently a director of Health Care REIT (NYSE) and several privately-held companies. Mr. Grua also served on the board of directors of Familymeds Group, Inc. between November 2004 and April 2007. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of healthcare and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by almost 10 years of experience as a research analyst and strategy consultant and 18 years of experience as a public market investor and healthcare venture capitalist.

Kelt Kindick has been a director since November 2001, and was named Lead Director in November 2004. He has served as Chief Financial Officer at Bain & Company, a privately held management consulting firm, since January 2009. Mr. Kindick joined Bain & Company in 1980, was elected partner in 1986, served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick received a B.A. from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his 24 years of service as a partner at a leading management consulting firm where he has developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a consulting firm and state government.

Mark R. Neaman has served as a member of our Board of Directors since 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.6 billion integrated provider of healthcare services which includes four hospitals, a 650-physician multi-specialty group practice, and a $100 million research institute. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where he holds a faculty position as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman serves on the board of directors of several private healthcare entities and charitable and educational organizations. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because his 18 years of leadership experience as Chief Executive Officer of a nationally recognized healthcare system and his knowledge of current issues facing the industry, future healthcare trends and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since 2004. Since 2007, Mr. Shapiro has served as Senior Vice President, Strategy and Operations at Warner Music Group, the only stand-alone music company to be publicly traded in the United States. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail information where he led all of their entertainment and technology related businesses. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., the leading provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. Previously Mr. Shapiro was Senior Vice President and General Manager of Gartner Community, which included Gartner’s Worldwide Events, Best Practices and Executive Programs business divisions, where he built the world’s largest CIO membership program. He earned his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his 15 years of experience at a leading research and information services provider where he developed new research and information products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant and synergistic with our business model.

LeAnne M. Zumwalt has been a director since November 2001. Ms. Zumwalt has been Vice President of DaVita, Inc., a publicly held provider of dialysis services since 2000. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a privately held health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Prior to joining Vivra Incorporated, Ms. Zumwalt was with Ernst & Young LLP for ten years. Ms. Zumwalt received a B.S. from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in healthcare and technology, each of which is important to understanding and overseeing our operations and offerings, her eight years of financial experience as a Senior Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public healthcare service companies.

Involvement in Certain Legal Proceedings

On December 14, 2000, Mr. Bansal entered into a settlement with the SEC in connection with the restatement of MicroStrategy’s financial results for 1999, 1998, and 1997. In the settlement, Mr. Bansal consented, without admitting or denying the allegations in the SEC’s complaint, to the entry of a judgment enjoining him from violating the antifraud and recordkeeping provisions of the federal securities laws and ordering him to pay disgorgement and a civil penalty.

The Board of Directors unanimously recommends a vote FOR
the election of each of the eight director nominees named above.

PROPOSAL NO. 2
RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and an audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending March 31, 2011. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP, that fact will be taken under advisement by the Audit Committee in determining whether to retain Ernst & Young LLP and whether to select them in future years. Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Vote Required for Approval

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011 requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of
Ernst & Young LLP.

The following table sets forth approximate aggregate fees billed to us by Ernst & Young, LLP for fiscal years 2010 and 2009:

APPROXIMATE AGGREGATE FEES BILLED TO US
FOR FISCAL YEARS 2010 AND 2009 BY ERNST AND YOUNG LLP

	Fiscal Year Ended March 31,
	2010	2009

Audit Fees	$510,000	$428,000
Audit-Related Fees	38,000	52,000
Tax Fees	79,000	124,500
All Other Fees	—	—

Total	$627,000	$604,500

Audit Fees

Audit fees were for professional services rendered for the audit of the company’s annual financial statements and report on the effectiveness of internal control over financial reporting for the fiscal years ended March 31, 2010 and 2009, the reviews of the financial statements included in the company’s quarterly reports on Forms 10-Q for the quarterly periods in the fiscal years ended March 31, 2010 and 2009, and for accounting consultations for the fiscal years ended March 31, 2010 and 2009.

Audit-Related Fees

Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for the fiscal years ended March 31, 2010 and 2009, exclusive of the fees disclosed as Audit Fees above. For the fiscal years ended March 31, 2010 and 2009, audit related fees included fees for the benefit plan audit and for due diligence services and consultations pertaining to acquisitions.

Tax Fees

Tax fees were for services related to tax compliance and advisory services rendered during the fiscal years ended March 31, 2010 and 2009.

All Other Fees

We did not incur fees for any other services, exclusive of the fees disclosed relating to audit, audit-related, and tax services rendered during the fiscal years ended March 31, 2010 and 2009.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.  Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and the attestation engagement for the independent registered public accounting firm’s report on internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.  The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our auditor and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.  The Audit Committee may pre-approve specified other services to be provided by our auditor that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.  The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other member(s), as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.  The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.  All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the chief financial officer. The chief financial officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The chief financial officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the chief financial officer and the independent auditor that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for preparing the financial statements and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements to accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to verify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the fiscal year ended March 31, 2010 (the “Audited Financial Statements”) and management’s maintenance of and assessment of the effectiveness of internal control over financial reporting as of March 31, 2010. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence. In addition, the Audit Committee has considered whether the non-audit services provided by Ernst & Young LLP are compatible with maintaining the independent registered public accounting firm’s independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair
Kelt Kindick
Mark R. Neaman

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a relationship with us described under Rule 5605(a)(2) of the NASDAQ Stock Market Inc. Marketplace Rules.

The Board has determined that each of the following directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt. Mr. Casper, a director whose service ended in September 2009, qualified as an independent director. In assessing independence, the Board considered that Mr. Neaman is President and Chief Executive Officer of NorthShore University HealthSystem. NorthShore University HealthSystem is a member of several of our membership programs, but the fees received from NorthShore University HealthSystem represented less than 1% of the company’s total revenue during fiscal 2010.

Board of Directors Meetings and Committees

During fiscal 2010, the Board of Directors met 12 times. All directors attended 80% or more of the aggregate number of meetings of the Board and of the committees on which they served during fiscal 2010. The Board of Directors also meets in regularly scheduled executive sessions at least two times per year and met four times in executive session in fiscal 2010. These sessions, which were attended only by the Board’s independent directors, were chaired by Kelt Kindick, our Lead Director.

The Board has three standing committees — the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter may be accessed via our website at www.advisoryboardcompany.com. We do not have a policy on director attendance at our annual meetings of stockholders. Two directors attended our most recent annual meeting of stockholders.

Audit Committee.  The members of our Audit Committee are Ms. Zumwalt, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, among other things:

•	is directly responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews with the independent registered public accounting firm and management our internal controls;

•	reviews the adequacy of our accounting and financial controls as reported by management and the independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets heightened independence criteria applicable to audit committee members under SEC rules and NASDAQ rules. The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times during fiscal 2010.

Governance Committee.  The members of our Governance Committee are Mr. Kindick, Mr. Bansal, Mr. Grua, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, among other things:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding promotion and succession issues;

•	annually evaluates and reports to the Board on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met once during fiscal 2010.

Compensation Committee.  The members of our Compensation Committee are Mr. Grua, Mr. Kindick, and Mr. Shapiro. Mr. Grua serves as chair of the Compensation Committee.

The Compensation Committee, among other things:

•	reviews and makes recommendations to the Board with respect to the compensation of the chief executive officer and of directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met eight times during fiscal 2010.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual(s) filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

The Board has determined that the Board leadership structure that is most appropriate at this time, given the specific characteristics and circumstances of the company, the skills and experience of Mr. Williams and Mr. Musslewhite and succession planning needs, is a leadership structure based on the experienced leadership afforded by a chairman (currently Mr. Williams) and a full-time chief executive officer (currently Mr. Musslewhite), both positions being subject to oversight and review by the company’s independent directors. Since 2008, the roles have been separated, with Mr. Williams serving as Executive Chairman. Mr. Williams has been closely involved with the company for a number of years in various leadership roles, including as Chairman of the Board and Chief Executive Officer. The company’s Executive Chairman provides leadership as chairman of the Board and is involved in the strategic oversight of the company. Given his unique knowledge, experience, and relationship with both the Board and management, Mr. Williams’ continued role as Executive Chairman provides significant value for the company and its stockholders. The company’s Chief Executive Officer is responsible for the day-to-day supervision, management, and control of the business and affairs of the company and serves as a bridge between management and the Board to support the alignment of the goals of both. The Board recognizes that depending on the specific characteristics and circumstances of the company, other leadership structures might also be appropriate. A combined Chairman and Chief Executive Officer Board leadership structure has previously served the company and its stockholders well and may serve them well in the future.

Because the Board believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has appointed a Lead Director (currently Mr. Kindick), an independent director whose responsibilities include chairing executive sessions of the Board and the Governance Committee. In support of the independent oversight of management, the independent directors routinely meet in executive session and hold discussions without management present.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the risk management policies of the company. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation

Committee as part of their regular reporting processes. The Audit Committee also oversees our corporate compliance programs.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to effectively oversee the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent directors, and none of them have been an officer or employee of the company at any time, nor did they have a relationship requiring disclosure by the company under Item 404 of Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Compensation Committee or Board of Directors.

Consideration of Director Nominees

The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information demonstrating their own stock ownership to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as the Committee’s nominees.

The Governance Committee identifies prospective director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board will evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group that can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets directors’ compensation under The Advisory Board Company 2005 and 2009 Stock Incentive Plans and such other arrangements as are deemed to be appropriate. For service on the Board, non-employee directors receive an annual award of restricted stock units (“RSUs”) with a grant date value of approximately $90,000, and are paid a $15,000 annual retainer, except that Mr. Kindick is entitled to an annual award of RSUs with a grant date value of approximately $150,000 and a $20,000 annual retainer in connection with his service as Lead Director. The RSUs for service from the 2009 annual meeting of stockholders through our 2010 annual meeting were awarded in April 2010 and will vest in September 2010 to coincide with our 2010 annual meeting of stockholders. In connection with his appointment to the Board of Directors in November 2009, Mr. Bansal was awarded options to purchase 30,000 shares of the Company’s common stock which vest in equal annual installments over three years. To date, non-employee directors have received upon becoming a director an initial award of options to purchase 25,000 to 40,416 shares of our common stock.

Neither Mr. Williams nor Mr. Musslewhite, the two employee members of the Board, received additional compensation for their service on the Board.

The following table sets forth the compensation of our directors in fiscal 2010.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards(1)	Awards(2)	Total

Sanju K. Bansal	$—	$89,996	$235,800	$325,796
Peter J. Grua	15,000	89,996	—	104,996
Kelt Kindick	20,000	150,016	—	170,016
Mark R. Neaman	15,000	89,996	—	104,996
Leon D. Shapiro	15,000	89,996	—	104,996
LeAnne M. Zumwalt	15,000	89,996	—	104,996

(1)	Amounts reflect the aggregate grant date fair value of RSUs granted in fiscal 2010. The fair value of the RSU awards granted in April 2010 for service from the 2009 annual meeting through the 2010 annual meeting was $33.16 per share. The aggregate number of RSUs held by each non-employee director at March 31, 2010 was as follows: Mr. Bansal, 2,714; Mr. Grua, 2,714; Mr. Kindick, 4,524; Mr. Neaman, 2,714; Mr. Shapiro, 2,714; and Ms. Zumwalt, 2,714.

(2)	Amounts reflect the aggregate grant date fair value of stock options granted in fiscal 2010. The fair value of the 30,000 option awards granted to Mr. Bansal in November 2009 was $7.86 per share. The aggregate number of stock options held by each non-employee director at March 31, 2010 was as follows: Mr. Bansal, 30,000; Mr. Grua, 20,000; Mr. Kindick, 120,000; Mr. Neaman, 60,416; Mr. Shapiro, 50,416; and Ms. Zumwalt, 75,416.

Related Transactions

SEC rules define “related person transactions” as any transaction since the beginning of our last fiscal year or any proposed transaction with a value of over $120,000 and in which one of our executives, directors, or greater than five percent stockholders (or a member of their immediate family) has a material direct or indirect interest. The Board is responsible for overseeing transactions with related persons that may require disclosure under applicable SEC rules, but the company has not adopted formal written policies and procedures for reviewing and approving these types of transactions. Since the beginning of the last fiscal year, there have not been any and there currently are no proposed related persons transactions.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available electronically on the company’s website at www.advisoryboardcompany.com in the section titled “The Firm” with the subtitle “Investor Relations” and “Governance.” To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate which director(s) or group of directors the communication is intended for.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the requested member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the requested member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

THE COMPENSATION COMMITTEE
Peter J. Grua, Chair
Kelt Kindick
Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of compensation awarded to, earned by, or paid to, the company’s named executive officers (that is, our chief executive officer, Robert W. Musslewhite, chief financial officer, Michael T. Kirshbaum, and our three most highly compensated executive officers in fiscal 2010 other than our chief executive officer and chief financial officer, which were Scott M. Fassbach, our chief research officer, David L. Felsenthal, our president, and Frank J. Williams, our executive chairman). The Compensation Committee also determined to include certain compensation-related information relating to Richard A. Schwartz, an executive vice president of the company, because the Committee believes that Mr. Schwartz will likely qualify as a named executive officer for the fiscal year ending March 31, 2011 and because Mr. Schwartz has been a named executive officer in prior fiscal years. This discussion explains our compensation philosophy, the Compensation Committee’s role in overseeing our executive compensation program, the elements of our executive compensation program, and the manner in which compensation decisions were and are made.

Compensation Philosophy

Our compensation and benefit plans are designed to create value for our stockholders in three primary ways:

•	by attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values;

•	by motivating and rewarding executives for achieving annual financial and strategic goals approved by the Compensation Committee; and

•	by balancing the focus on short and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and equity awards) tied to the achievement of individual and company goals.

These fundamental principles guide the design and implementation of our compensation programs for our named executive officers.

Significant Compensation Decisions for 2010

Our compensation programs for 2010 reflect the Compensation Committee’s objectives of further enhancing the processes applied in determining compensation, focusing our executives on strategic objectives and stockholder value, and reinforcing the connection between pay and performance. The Compensation Committee’s significant compensation actions include the following:

•	Retaining an independent compensation consultant;

•	Not increasing named executive officers’ fiscal 2010 salaries to reinforce cost containment initiatives;

•	Paying annual bonuses that reflect company EBITDA (which refers to a financial measure that we define as earnings before other income, net, which includes interest income and foreign currency losses and gains; income taxes; and depreciation and amortization) and contract value performance that exceeded target, as well as strong performance on individual objectives; and

•	Granting equity awards that consisted solely of stock options, reflecting the market uncertainty that existed at the time of the grants and the goal of enhancing stockholder value.

Each of these is discussed in greater detail below.

Oversight of Our Executive Compensation Program

As previously discussed in this proxy statement, our Board of Directors has established a Compensation Committee comprised of independent directors, as determined under the rules and regulations of NASDAQ, that is responsible for guiding and overseeing the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our chief executive officer, with the assistance of our chief talent officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers, excluding himself, following our annual performance review process. The chief executive officer does not make recommendations to the Compensation Committee with respect to his own compensation, and he is not present when the Compensation Committee independently discusses and determines his compensation.

As part of the Compensation Committee’s ongoing effort to help ensure that the company’s compensation and benefit plans fulfill the company’s goals and that the company’s practices with respect to executive compensation-related matters reflect and promote good corporate governance practices, the Compensation Committee began a process at the beginning of fiscal 2010 to, among other things, review the company’s executive compensation philosophy, develop a peer group of companies to which market competitive assessments are made, and provide advice on the types, levels, and design of compensation that is included in the company’s executive compensation program consistent with that philosophy. In furtherance of this, the Compensation Committee retained the services of Watson Wyatt Worldwide (now Towers Watson) to provide the Compensation Committee with independent compensation data, analysis, and advice. Towers Watson reports to the Compensation Committee and, under the Compensation Committee’s charter, the Compensation Committee has sole authority to retain and terminate Towers Watson and to approve its fees and other retention terms. Towers Watson does not provide any work for the company other than the work to be performed for the Compensation Committee.

To begin the compensation review process, Towers Watson selected, and the Compensation Committee approved, the following peer companies on the basis of several factors, including size (approximately 50% to

350% of the company’s revenue), similarity of business operations, focus and markets served, and competition for executive talent.

Blackbaud Inc.	Exponent Inc.
Blackboard Inc.	Forrester Research Inc.
Computer Programs and Systems Inc.	Huron Consulting Group Inc.
The Corporate Executive Board Company	K12 Inc.
CoStar Group Inc.	Med Assets Inc.
Diamond Management & Technology Solutions Inc.	Navigant Consulting Inc.
Eclipsys Inc.	Phase Forward Inc.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison that Towers Watson prepared for the Compensation Committee. This data provided a useful reference point in the Committee’s efforts to align executive compensation for fiscal 2010 between the 50th and 75th percentile of our peers, but the Committee did not benchmark or target a precise pay level relative to the market data.

Elements of Total Direct Compensation

Our compensation programs are composed of salary, annual incentive compensation, and long-term incentive compensation.

Base Salary.  Salary is included in the compensation of our named executive officers because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments and benchmarks provided by Towers Watson, prior experience of the executive, and expected contributions to company performance. We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

For the fiscal year ended March 31, 2010, base salaries for the named executive officers remained unchanged from the previous fiscal year in order to demonstrate the company’s commitment to its cost containment objectives in light of broader economic conditions and to be consistent with management’s decision not to increase base salaries for other senior executives of the company. In reviewing base salaries for fiscal 2011, the Compensation Committee determined that the base salaries for the named executive officers should remain unchanged with the exception of Mr. Kirshbaum. Upon the recommendation of the chief executive officer and taking into account peer group benchmark data and performance feedback, the Compensation Committee agreed to increase Mr. Kirshbaum’s base salary (from $225,000 to $275,000), effective July 1, 2010. The salaries for each of our named executive officers for the fiscal year ended March 31, 2010 are as follows:

Named Executive Officer	Fiscal 2010

Robert W. Musslewhite	$500,000
Chief Executive Officer
Frank J. Williams	400,000
Executive Chairman
David L. Felsenthal	425,000
President
Michael T. Kirshbaum	225,000
Chief Financial Officer
Scott M. Fassbach	535,600
Chief Research Officer
Richard A. Schwartz	482,040
Executive Vice President

Annual Incentive Compensation.  At the beginning of fiscal 2011, our chief executive officer, Mr. Musslewhite, reviewed with the Compensation Committee his assessment of the performance of each of the other named executive officers during fiscal 2010 based on his personal experience with each named executive officer, the achievement of success against pre-determined quantitative and qualitative goals recommended by management and approved by the Compensation Committee for the individual and the company, changes in responsibility levels, and input obtained from other members of the company’s senior management, including information gathered by the company’s chief talent officer. With respect to the annual incentive compensation for the company’s chief executive officer, the Compensation Committee consulted with the executive chairman and the company’s chief talent officer and considered information relating to the chief executive officer’s performance during fiscal 2010 from other members of the company’s senior management. The Compensation Committee also reviewed the peer group benchmark data provided by Towers Watson in determining the absolute levels for annual incentive compensation targets and the overall mix of compensation types.

When determining the annual incentive compensation for each of the named executive officers other than Mr. Fassbach and Mr. Schwartz, the Compensation Committee took into consideration certain financial and non-financial objectives described below with respect to the particular named executive officer, as well as any performance discussions that took place during the fiscal year regarding the named executive officers at the Board and Compensation Committee level. In fiscal 2010, the company’s financial objectives — to which the named executive officers with annual cash-based incentive plans were held accountable and which determined 60% of their incentive compensation — included adjusted EBITDA performance and contract value growth during the calendar year ended December 31, 2009, as compared with the contract value as of the end of the prior calendar year. The company defines contract value as the aggregate annualized revenue attributed to all revenue agreements in effect at a given point in time. The specific payout levels of the portion of the annual incentive compensation based on these financial objectives for fiscal 2010 were determined by reference to the following:

Metric	Weighting	Payout Level		Target	Actual

Adjusted EBITDA	24%	Below Target:	0%
		At Target:	100%	$27 million	$29.6 million
Contract Value Growth	36%	Well Below Target:	0%
		Below Target:	50%
		Target:	100%	3 – 5% growth
		Above Target:	125%
		Well Above Target:	150%		10% growth

These company performance metrics were utilized because the Compensation Committee believes that they directly reflect stockholder value and offer a comprehensive and clear measure of the company’s business performance. These payout levels were set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of our executive management team in order to receive a bonus payout. The remaining 40% of the annual incentive compensation was determined based on the achievement of individual goals and priorities, some of which were measured quantitatively and others subjectively through comprehensive performance evaluations.

Mr. Musslewhite’s fiscal 2010 performance evaluation criteria included the company’s financial goals and operating metrics described above (accounting for 60% of his annual incentive compensation) and his individual goals and priorities (accounting for 40% of his annual incentive compensation), which were composed of: operational execution and growth planning, which included stabilizing the business (e.g., renewals, sales operations, business operations, and talent); formulating the company’s growth plan, which included defining the 3-5 year growth strategy, overseeing the development of a strong new product pipeline and the launch of new programs and services consistent with the strategy, ensuring strong execution of the new launches as well as growth of existing programs and services, and overseeing business development and acquisitions; talent management, which included driving the retention of key value creators and further developing a broader leadership team as well as overall employee attraction, motivation, engagement, and retention; and shareholder relations, which included serving as an effective liaison with investors and analysts. Mr. Musslewhite’s target annual incentive compensation for the fiscal year ended March 31, 2010 was $400,000, and his maximum annual incentive compensation was $552,000. The Committee awarded Mr. Musslewhite an incentive payment of $512,000 based on achieving the company’s adjusted EBITDA target for the calendar year ending December 31, 2009, surpassing the company’s contract value growth target for the calendar year ending December 31, 2009 at a level that was “Well Above Target,” and exceeding the expectations set for his individual goals and priorities. The Committee considered the following factors as favorably affecting its determination of the amount of Mr. Musslewhite’s annual incentive payment for the fiscal year ended March 31, 2010: Mr. Musslewhite’s leadership during the economic downturn, establishment of a strong growth strategy and leadership of several initiatives in furtherance of the strategy, successful completion of two important acquisitions, management of strong performance in the sales and account management functions, team building and talent management, and good performance in investor communications and messaging. For the fiscal year ended March 31, 2011, Mr. Musslewhite’s target annual incentive compensation is $500,000 which is consistent with the peer group analysis performed by Towers Watson and the Committee’s efforts to align executive compensation for fiscal 2011 between the 50th and 75th percentile of its peers. Sixty percent of Mr. Musslewhite’s annual incentive compensation for fiscal 2011 will be based on financial goals and operating metrics, which include meeting the company’s EBITDA target for the calendar year ending December 31, 2010, and meeting the company’s target for contract value growth for the calendar year ending December 31, 2010, and 40% will be based on individual goals, which include executing against certain operational and growth objectives (25%), talent management (10%), and shareholder relations (5%). As with the financial goals and operating metrics used to determine the fiscal 2010 annual incentive compensation payouts, the financial goals and operating metrics for fiscal 2011 annual incentive compensation were set at challenging levels such that attainment of executive target bonuses was not assured at the time they were set and would require a high level of effort and execution on the part of our executive management team in order to receive a bonus payout.

Mr. Kirshbaum’s fiscal 2010 performance evaluation criteria included the financial goals and operating metrics described above (accounting for 60% of his annual incentive compensation) and his individual goals and priorities (accounting for 40% of his annual incentive compensation), which were composed of: financial strategy and management, which including establishing and maintaining clear and consistent communication with the chief executive officer and Board regarding the status of key measures across the year, serving as the expert on how decisions and market conditions impact the company’s performance, and leading the company’s budgeting, revenue planning, and investment processes; investor communications, which included managing investor communications with the goal of enhancing the company’s investor base and expanding analyst coverage; and leadership, which included continuing to develop the finance team to meet the increasingly complex needs of the firm. Mr. Kirshbaum’s target annual incentive compensation for the fiscal year ended March 31, 2010 was $225,000, and his maximum annual incentive compensation was $310,500. The Committee awarded Mr. Kirshbaum an incentive payment of $288,000. The Committee considered the following factors as favorably affecting its determination of the amount of Mr. Kirshbaum’s annual incentive compensation for the fiscal year ended March 31, 2010: the company’s achievement of its adjusted EBITDA target for the calendar year ending December 31, 2009; surpassing the company’s contract value growth target for the calendar year ending December 31, 2009; Mr. Kirshbaum’s evolution in the role as chief financial officer of the company and management of the company’s financial strategy in support of key business priorities, including leading the company-wide process for budgeting and investment decisions; contribution to the company’s growth strategy, acquisition process, and organizational decisions; and further development and leadership of the company’s finance department. In addition, the Committee considered Mr. Kirshbaum’s overall fiscal 2010 compensation as it related to the Committee’s efforts to align executive compensation between the 50th and 75th percentile of its peers goal. Mr. Kirshbaum’s target annual incentive compensation for the fiscal year ending March 31, 2011 is $225,000. Sixty percent of Mr. Kirshbaum’s annual incentive compensation for fiscal 2011 will be based on the same financial goals and operating metrics as Mr. Musslewhite’s annual incentive compensation, and 40% will be based on individual goals, which include executing against certain financial strategy and management objectives (25%), investor communications and regulatory requirements goals (10%), and leadership objectives (5%).

Mr. Felsenthal’s fiscal 2010 performance evaluation criteria included the company’s financial goals and operating metrics described above (accounting for 60% of his annual incentive compensation) and his individual goals and priorities (accounting for 40% of his annual incentive compensation), which were composed of: stabilizing the business (e.g., renewals, sales operations, business operations, and talent); operational execution and innovation, which included overseeing product innovation to enhance value, member impact, and the overall renewal proposition, and maintaining strong renewal rates for our programs; leadership of our Crimson business and related hospital-physician focused programs, which included building out the operations to scale with rapid growth, attracting and retaining superior talent, and continually improving the product value proposition to ensure high renewals; sales and account management organization and innovation, which included further innovating the sales and account management functions and creating a more member-centric commercial strategy for larger clients; and talent and resource management, including the further development of the company’s senior leadership team and organization. Mr. Felsenthal’s target annual incentive compensation for the fiscal year ended March 31, 2010 was $300,000, and his maximum annual incentive compensation was $414,000. The Compensation Committee awarded Mr. Felsenthal an incentive payment of $384,000. Mr. Felsenthal’s leadership during the economic downturn; oversight of multiple areas of operational execution and innovation, including multiple product innovations and the achievement of strong institutional renewal rates; strong leadership of the Crimson business and achievement of successful financial results; management of multiple innovations in sales and account management; and good performance relating to talent and resource management favorably affected the Compensation Committee’s consideration of the amount of the incentive compensation to be awarded to Mr. Felsenthal for the fiscal year ended March 31, 2010. For the fiscal year ended March 31, 2011, Mr. Felsenthal’s target annual incentive compensation is $400,000. Sixty percent of Mr. Felsenthal’s annual incentive compensation for fiscal 2011 will be based on the same financial goals and operating metrics as Messrs. Musslewhite and Kirshbaum’s annual incentive compensation, and 40% will be based on individual goals, which include certain operational execution and innovation objectives (15%), sales and account management performance and innovation objectives (15%), and certain talent and resource management goals (10%).

For the fiscal year ended March 31, 2010, Mr. Williams’ performance evaluation criteria included the company’s financial goals and operating metrics described above (accounting for 60% of his incentive pay) and his individual goals and priorities (accounting for 40% of his payout), which were composed of: certain management, organization, and talent objectives, including supporting the chief executive officer and senior management team on certain key business issues, talent development and management, and ensuring the successful launch of the company’s San Francisco office with a focus on establishing a strategic asset in California for talent recruitment and retention and improved commercial relationships with the company’s members in that region; growth strategy, including serving in an advisory capacity to the chief executive officer and executive director of new product development in identifying, prioritizing and managing an evaluation process for the company’s new product development agenda, and participating directly in select business development activities; and sales and marketing execution, including assisting in the development and maintenance of select member and industry relationships and assisting with renewal and new business pursuits. Mr. Williams’ target annual incentive compensation was $350,000 for the fiscal year ended March 31, 2010, and his maximum annual incentive compensation was $483,000. The Committee awarded Mr. Williams an actual incentive payment of $448,000 based on achieving the company’s adjusted EBITDA target, surpassing the company’s contract value target, and exceeding the expectations set for his individual goals. The Committee considered the following factors in its determination of the amount of Mr. Williams’ annual incentive compensation tied to his individual performance for the fiscal year ended March 31, 2010: Mr. Williams’ successful mentorship of Mr. Musslewhite and other members of the executive team; Mr. Williams’ role in formulating, with the chief executive officer, Mr. Musslewhite, the long-term growth strategy of the company and his strong contribution to new product development and business development; assistance in developing important member and industry relationships and establishing a successful base of operations in San Francisco; and role in enhancing the company’s performance in sales and renewals. For the fiscal year ended March 31, 2011, Mr. Williams’ target annual incentive compensation is $100,000, which was determined in part after taking into account Mr. Williams’ stock-based awards for fiscal years 2010 and 2011. Sixty percent of Mr. Williams’ annual incentive compensation for fiscal 2011 will be based on the same financial goals and operating metrics as Messrs. Musslewhite, Kirshbaum and Felsenthal’s, and 40% will be based on individual goals, which include achieving certain management, organization and talent goals (10%), goals with respect to the development of the company’s growth strategy (25%), and assisting in executing against certain sales and marketing objectives (5%).

Consistent with prior fiscal years, the Compensation Committee determined that Mr. Fassbach’s salary provided sufficient cash compensation considering the scope of his responsibilities and therefore did not establish a target bonus or contemplate at the beginning of the fiscal year awarding Mr. Fassbach annual incentive compensation. Consistent with that historical approach and prior determination, the Compensation Committee did not award him annual incentive compensation for fiscal 2010.

Consistent with prior fiscal years, the Compensation Committee determined that Mr. Schwartz’s salary provided sufficient cash compensation considering the scope of his responsibilities and therefore did not establish a target bonus or contemplate at the beginning of the fiscal year awarding Mr. Schwartz annual incentive compensation. Consistent with that historical approach and prior determination, the Compensation Committee did not award him annual incentive compensation for fiscal 2010. In light of growth in Mr. Schwartz’s role and responsibilities with the company for fiscal 2011, the Compensation Committee determined that Mr. Schwartz should be entitled to annual incentive compensation consistent with the same financial and operating metrics described above for the other named executive officers (other than Mr. Fassbach) in fiscal 2011 and other future fiscal years. Accordingly, the Compensation Committee modified Mr. Schwartz’s compensation arrangements to allow for the potential of larger overall cash compensation. His fiscal 2011 compensation provides for a target bonus of $75,000 in fiscal 2011. While reducing his base salary from $482,040 in fiscal 2010 to $425,000 in fiscal 2011 to align cash compensation incentives with other executive officers, Mr. Schwartz has been assured that his annual incentive compensation would be at least $57,040 for fiscal years 2011 and 2012 to make up the difference between his base salary for fiscal 2010 and new base salary.

Long-term incentive compensation.  A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. This approach creates commonality of interest between the named executive officers and our stockholders and helps ensure that the named executive officers are held accountable for changes in stockholder value. Grants of stock-based awards also serve as an important tool for retaining our named executive officers. The majority of our grants of stock-based awards vest solely based on the passage of time, and vesting is contingent upon continued employment with us. While we do not target a specific allocation between cash and non-cash compensation, or between annual and long-term compensation by position, the Compensation Committee referred to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. We evaluate each component of compensation together with total overall compensation and consider internal factors that may cause us to target a particular element of an executive’s compensation for specific treatment. These internal factors include the executive’s operating responsibilities, management level, and unique contribution for the time period in question. While there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary annual and long- term compensation mix by level. In general, as seniority levels increase, more weight is placed on stock-based compensation and retention.

Our stock-based incentive compensation plan generally includes the use of stock options and restricted stock units, or RSUs. Stock options provide the holder with a strong performance-based reward since the value of a stock option depends upon an increase in our stock price from the price on the date of grant. Similarly, the fair value of an RSU fluctuates with the stock price, maintaining alignment with stockholders, while at the same time creating more stability for retention purposes, as an RSU provides value with both increases and decreases in the stock price, but more value with increases in the stock price. Generally, our stock-based compensation awards vest 25% per year beginning one year from the date of grant. With vesting typically occurring over four years, the value of a stock-based award may only be realized by the executive so long as the executive’s employment with the company continues, creating a strong retention incentive.

Stock-based awards granted to our named executive officers are generally made as part of a broad grant to other company employees, which occur annually (typically in the first half of the calendar year). The timing of the annual grants is generally dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the date of grant.

The Compensation Committee or the full Board reviews with our chief executive officer and the chief talent officer the annual grant recommendations for named executive officers and other company employees in advance of the grant date. Based on these discussions, our chief executive officer provides final grant recommendations to the Compensation Committee for approval within approximately thirty days after the initial meeting with the Compensation Committee or the full Board. The Compensation Committee may accept, reject, or modify the chief executive officer’s recommendations in its discretion, and the Committee accepted the chief executive officer’s recommendations for awards made in fiscal 2010. The grant date is the date of approval of the awards by our Compensation Committee or the Board. The Board has delegated the authority to our chief executive officer to grant a limited number of stock-based awards to employees, other than our named executive officers, between meetings of the Board or of the Compensation Committee in accordance with guidelines established by the Compensation Committee. The grant date for all interim awards is the date of approval by the Compensation Committee, the Board, or the chief executive officer pursuant to delegated authority, as applicable.

Stock-based awards were made to each of the named executive officers in April 2009 at the same time as the annual broad grant to other company employees. The April 2009 stock-based awards to the named executive officers were comprised solely of stock options, except that Mr. Williams was awarded only RSUs. The Committee decided to rely primarily on stock options for the named executive officers in light of the significant market uncertainty that existed at the time and the need to motivate our executives to significantly enhance stockholder value over the near and long term. As noted above, unlike RSUs, options only have value if and to the extent that the company’s stock price appreciates following the date of grant and maintains that appreciation through the vesting and exercise dates of the options. In contrast, the Committee awarded RSUs to Mr. Williams in light of the nearer-term performance objectives expected of him. The Committee determined that 60% of the 26,810 RSUs awarded to Mr. Williams in May 2008 would vest in two equal annual installments beginning on March 31, 2009, with the remaining 40% (10,724 RSUs) subject to vesting in two increments (up to 20% for any one year) based on the Committee’s determination after the end of the 2009 and 2010 fiscal years of Mr. Williams’ performance during such fiscal year. In determining that Mr. Williams’ RSUs would vest across approximately a two-year period, the Committee took into account what was anticipated to be an initial two-year term as executive chairman. On May 13, 2009, after evaluating Mr. Williams’ performance during fiscal 2009 based on the factors described above with respect to his annual incentive compensation (particularly Mr. Williams’ successful management of Mr. Musslewhite’s succession to chief executive officer), the Committee determined that 5,362 of the RSUs granted to Mr. Williams in May 2008 vested as of that date. On April 28, 2010, after evaluating Mr. Williams’ performance during fiscal 2010 based on the factors described above with respect to his annual incentive compensation, the Committee determined that the remaining 5,362 of the RSUs granted to Mr. Williams in May 2008 vested as of that date. The Committee awarded Mr. Williams 25,000 RSUs in April 2009, all of which vested in May 2010. In April 2009, the Committee awarded to Mr. Musslewhite 150,000 stock options, Mr. Kirshbaum 30,000 stock options, Mr. Felsenthal 115,000 stock options, Mr. Fassbach 21,050 stock options, and Mr. Schwartz 25,000 stock options, all of which vest in four equal annual installments. In determining the stock option awards to Messrs. Musslewhite, Kirshbaum, Felsenthal, Fassbach, and Schwartz, the Committee took into account that the value of the awards on the date of grant in light of the company’s relative low stock price on the date of grant was significantly lower than the value of awards made in prior years when the company’s stock price was higher.

Other Benefits

The named executive officers participate in the same company-wide benefit plans designed for all of our full time employees. Additionally, we provide a limited number of company-sponsored insurance, retirement, and other benefit plans to certain members of the company’s senior management. We believe that it is more cost-effective to pay members of the company’s senior management a highly competitive salary, bonus, and long-term incentive than maintain expensive retirement programs. We do not maintain a defined benefit plan.

Health and Welfare Plans.  The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, disability insurance plans, and other broad-based benefit plans. Certain members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.  We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company ceased providing a discretionary matching contribution to employees for employee contributions made on or after February 1, 2009 as part of the company’s cost containment objectives at that time. Effective March 1, 2010, the Company resumed providing discretionary contributions in the range of 0% to 100%, which percentage is determined by the company after the end of the applicable plan year, of an employee’s contribution up to a maximum of 4% of the employee’s base salary.

Executive Perquisites and Other Compensation.  Historically, we have kept the number and value of executive perquisites to a minimum. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are limited to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health. The incremental costs to us associated with providing each of these perquisites to the named executive officers was less than $10,000 for each named executive officer in fiscal 2010.

Tax and Accounting Considerations

Section 162(m) of the Code limits deductibility of certain compensation for the chief executive officer and the three other executive officers (other than the chief financial officer) who are highest paid and employed at year-end to $1 million per year. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options granted during fiscal 2010 are designed to qualify for exclusion from this limitation so as to be deductible. While other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee has not structured arrangements to satisfy all of the conditions required under Section 162(m) in order to retain flexibility in the administration of our executive compensation programs.

Employment Agreements with Messrs. Williams, Musslewhite, and Felsenthal

In connection with Mr. Williams’ transition to executive chairman, Mr. Musslewhite’s promotion to chief executive officer, and Mr. Felsenthal’s promotion to president, each effective September 1, 2008, the company sought to renegotiate Mr. Williams’ existing employment agreement, renegotiate agreements entered into in October 2001 with Mr. Felsenthal relating to the acceleration of vesting of his stock-based awards and potential payments upon termination of his employment, and to negotiate an employment agreement with Mr. Musslewhite that provided to him some, but not all, of the same benefits and security provided to Messrs. Williams and Felsenthal in their agreements for purposes of the long-term retention of Mr. Musslewhite. The employment agreements with Messrs. Williams, Musslewhite, and Felsenthal were entered into effective September 1, 2008 and are discussed in further detail below under “Employment Agreements and Arrangements.”

Severance and Change of Control Arrangements

Messrs. Williams, Musslewhite, and Felsenthal’s employment agreements with us provide severance payments and other benefits in the event the company terminates their employment without cause or the executive terminates his employment with us for good reason. In the event of a change of control of the company, each of their employment agreements only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control.

We believe that continuing some of the historical protections included in Messrs. Williams and Felsenthal’s agreements with the company, and providing benefits to Mr. Musslewhite, in the event of a termination without cause or in circumstances that constitute good reason under the terms of their employment agreements, eliminates potential unnecessary uncertainty regarding their continued employment, including in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide these named executive officers with severance benefits if the executive’s employment terminates in connection with a change of control.

The change of control protection benefits provided to Messrs. Williams, Musslewhite, and Felsenthal in their employment agreements include reimbursement for the full amount of any excise taxes imposed under Section 4999 of the Internal Revenue Code. However, this excise tax gross-up will not be made if the total amount of such change of control protection benefits exceeds the threshold by which such excise tax is triggered by $50,000 or less. Under these circumstances, the executive’s severance benefits will be reduced to the extent necessary to avoid excise tax triggers. In providing this protection to Messrs. Williams, Musslewhite, and Felsenthal, the Compensation Committee carefully considered concessions made by Messrs. Williams, Musslewhite, and Felsenthal in their respective employment agreement negotiations and the fact that certain other companies provide tax-gross up protections following a change of control to one or more of their named executive officers. As shown in the table set forth below under “Potential Payments Upon Termination or Change of Control,” no excise tax gross-ups would have been payable under these provisions if their employment had terminated as of the end of the fiscal year under the circumstances described in the table.

The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Effective July 2009, our Compensation Committee adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision. In addition, under the policy any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of or stockholder approval of any such transaction or event.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered for fiscal 2010, 2009, and 2008 by our named executive officers:

					Cash
			Stock	Option	(Non-Equity)	All Other
			Awards	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	(4)	(4)	Compensation	(5)	Total

Robert W. Musslewhite(1)	2010	$500,000	$—	$882,600	$512,000	$2,731	$1,897,331
Chief Executive Officer	2009	458,333	299,902	1,195,099	180,000	6,615	2,139,949
Frank J. Williams(2)	2010	400,000	463,000	—	448,000	1,867	1,312,867
Executive Chairman	2009	483,333	951,112	—	250,000	5,909	1,690,354
	2008	600,000	—	—	350,000	6,754	956,754
David L. Felsenthal(3)	2010	425,000	—	676,660	384,000	1,434	1,487,094
President	2009	414,583	299,902	697,135	150,000	5,711	1,567,331
	2008	400,000	—	—	120,000	6,283	526,283
Michael T. Kirshbaum	2010	225,000	—	176,520	288,000	1,345	690,865
Chief Financial Officer	2009	225,000	100,710	189,945	75,000	4,957	595,612
	2008	210,000	—	—	55,000	4,746	269,746
Scott M. Fassbach	2010	535,600	—	122,301	—	2,123	660,024
Chief Research Officer	2009	535,600	93,996	177,885	—	6,928	814,409
	2008	535,600	—	—	—	6,750	542,350
Richard A. Schwartz	2010	482,040	—	147,688	—	867	630,595
Executive Vice President	2009	482,040	105,186	205,219	—	6,968	799,413
	2008	482,040	—	—	—	6,987	489,027

(1)	Mr. Musslewhite served as an executive vice president of the company until his promotion to chief executive officer (and principal executive officer) of the company as of September 1, 2008. Mr. Musslewhite’s salary for fiscal 2009 in the Summary Compensation Table reflects an annual salary of $400,000 for the period April 1, 2008 through August 31, 2008, and $500,000 for the period September 1, 2008 through March 31, 2009.

(2)	Mr. Williams served as the company’s chief executive officer (and principal executive officer) until he became executive chairman as of September 1, 2008. Mr. Williams’ salary for fiscal 2009 in the Summary Compensation Table reflects an annual salary of $600,000 for the period April 1, 2008 through August 31, 2008, and $400,000 for the period September 1, 2008 through March 31, 2009.

(3)	Mr. Felsenthal served as chief operating officer until his promotion to president of the company as of September 1, 2008. Mr. Felsenthal’s salary for fiscal 2009 in the Summary Compensation Table reflects an annual salary of $400,000 for the period April 1, 2008 through August 31, 2008, and $425,000 for the period September 1, 2008 through March 31, 2009.

(4)	Amounts reflect the aggregate grant date fair value of awards granted in fiscal 2010, 2009, and 2008. Assumptions used in the calculation of these amounts are included in Note 11, “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended March 31, 2010.

(5)	Includes for each named executive officer matching contributions made under our 401(k) plan and company-paid premiums under a long-term disability plan.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of stock options and RSUs to the named executive officers in fiscal 2010 under our stock incentive plans:

					All Other
				All Other	Option		Grant
		Estimated Potential		Stock Awards:	Awards:		Date
		Payouts Under Non		Number of	Number of	Exercise	Fair Value
		-Equity Incentive		Shares of	Securities	or Base	of Stock
		Plan Awards(1)		Stock	Underlying	Price	and Option
		Target	Maximum	or Units	Options	of Option	Awards
Name	Grant Date	($)	($)	(2)	(3)	Awards	(4)

Robert W. Musslewhite
Cash bonus		$400,000	$552,000	—	—	—	—
Stock option award	4/17/09			—	150,000	$18.52	$882,600
Frank J. Williams
Cash bonus		350,000	483,000	—	—	—	—
RSU grant	4/17/09			25,000	—	—	463,000
David L. Felsenthal
Cash bonus		300,000	414,000	—	—	—	—
Stock option award	4/17/09			—	115,000	18.52	676,660
Michael T. Kirshbaum
Cash bonus		225,000	310,500	—	—	—	—
Stock option award	4/17/09			—	30,000	18.52	176,520
Scott M. Fassbach
Stock option award	4/17/09			—	21,050	18.52	122,301
Richard A. Schwartz
Stock option award	4/17/09			—	25,000	18.52	147,688

(1)	Amounts set forth in these columns represent the maximum and target annual incentive compensation amounts that potentially could have been earned for fiscal 2010 as previously described in the Compensation Discussion & Analysis under the heading “Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for fiscal 2010 by our named executive officers have been determined and were paid in July 2010, and are included in the “Cash (Non-Equity) Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Mr. Williams’ stock award was made pursuant to the company’s 2005 Stock Incentive Plan and consisted of 25,000 RSUs that vest in full on May 17, 2010.

(3)	Option awards consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the date of grant. The stock options granted to Mr. Fassbach in fiscal 2010 were made pursuant to the company’s 2006 Stock Incentive Plan. Of the stock options granted to the remaining named executive officers in fiscal 2010, 40% were made pursuant to the company’s 2005 Stock Incentive Plan and 60% were made pursuant to the company’s 2006 Stock Incentive Plan.

(4)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 11, “Stock-based compensation” to our audited consolidated financial statements for the fiscal year ended March 31, 2010.

Employment Agreements and Arrangements

Robert W. Musslewhite

We entered into an employment agreement with Mr. Musslewhite in connection with his promotion from executive vice president to chief executive officer of the company, effective September 1, 2008. Mr. Musslewhite’s employment agreement has a four-year term that will renew automatically on an annual basis unless the company or Mr. Musslewhite provides at least one year’s notice of nonrenewal. Following a change of control, the term of the agreement will continue for the longer of the remainder of the initial four-year term or the first anniversary of the change of control, and will thereafter renew automatically on an annual basis unless the company or Mr. Musslewhite provides notice of nonrenewal no later than one year prior to the last day of the then-current term. The employment agreement provides for an initial annual salary of $500,000. Mr. Musslewhite is also entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee.

During his employment with us and for two years following the termination of his employment, Mr. Musslewhite will be subject to certain non-solicitation and non-competition restrictions.

Frank J. Williams

Effective September 1, 2008, the company entered into an employment agreement with Mr. Williams for his employment as executive chairman. Mr. Williams’ employment agreement provides for an initial two-year term that will end on the later of August 31, 2010 or the date of the company’s 2010 annual meeting of stockholders, subject to renewal upon mutual agreement of the company and Mr. Williams. Pursuant to the terms of the agreement, Mr. Williams receives an annual salary of $400,000 and is eligible to participate in the company’s annual incentive compensation plan.

During his employment with us and for two years following the termination of his employment, Mr. Williams will be subject to certain non-solicitation and non-competition restrictions.

David L. Felsenthal

In connection with Mr. Felsenthal’s promotion to president of the company, the company and Mr. Felsenthal entered into an employment agreement effective as of September 1, 2008. Mr. Felsenthal’s employment agreement has a four-year term that will renew automatically on an annual basis unless the company or Mr. Felsenthal provides at least one year’s notice of nonrenewal. The employment agreement provides for an initial annual salary of $425,000. Mr. Felsenthal is also entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee.

In October 2001, the company entered into an agreement with Mr. Felsenthal concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation and work product, which was substantially similar to the terms of the agreements between the company and Messrs. Fassbach, Kirshbaum, and Schwartz described below. Mr. Felsenthal’s employment agreement amended that October 2001 agreement between the company and Mr. Felsenthal to provide that, during his employment with us and for two years following the termination of his employment, Mr. Felsenthal would be subject to certain non-solicitation and non-competition provisions without any payment in addition to those provided for in Mr. Felsenthal’s employment agreement in connection with the termination of his employment.

Outstanding Equity Awards at March 31, 2010

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and the value of unvested RSUs held by the named executive officers at March 31, 2010.

						Stock Awards
		Option Awards				Number of	Market Value
		Number of Securities				Shares or	of Shares or
		Underlying Unexercised		Option	Option	Units of Stock	Units of Stock
		Options:		Exercise	Expiration	That Have Not	That Have Not
Name		Exercisable	Unexercisable	Price ($)	Date	Vested	Vested ($)(1)

Robert W. Musslewhite		2,000	—	34.44	12/30/2013
		12,000	—	35.06	11/23/2014
		6,000	—	39.45	3/14/2012
		7,000	—	40.50	5/3/2012
	(2)	49,737	49,737	44.76	5/20/2015
	(3)	—	90,000	18.52	4/17/2014
	(4)	—	60,000	18.52	4/17/2016
	(5)					875	27,563
	(6)					6,702	211,113
Frank J. Williams		49,190	—	32.40	2/18/2013
		85,000	—	34.81	3/8/2014
		90,000	—	39.45	3/14/2012
	(7)					5,362	168,903
	(8)					25,000	787,500
David L. Felsenthal		17,000	—	19.00	11/12/2011
		16,000	—	32.40	2/18/2013
		27,000	—	34.81	3/8/2014
		27,000	—	39.45	3/14/2012
	(2)	29,013	29,013	44.76	5/20/2015
	(9)	—	69,000	18.52	4/17/2014
	(10)	—	46,000	18.52	4/17/2016
	(11)					3,351	105,557
Michael T. Kirshbaum		3,000	—	19.00	11/12/2011
		6,000	—	29.28	2/3/2013
		9,000	—	34.81	3/8/2014
		11,000	—	39.45	3/14/2012
	(2)	7,875	7,875	44.76	5/20/2015
	(12)	—	18,000	18.52	4/17/2014
	(13)	—	12,000	18.52	4/17/2016
	(5)					525	16,538
	(11)					1,125	35,438
Scott M. Fassbach		11,500	—	39.45	3/14/2012
	(2)	7,375	7,375	44.76	5/20/2013
	(14)	—	21,050	18.52	4/17/2014
	(5)					575	18,113
	(11)					1,050	33,075
Richard A. Schwartz		12,000	—	32.40	2/18/2013
		25,000	—	34.81	3/8/2014
		23,000	—	39.45	3/14/2012
	(15)	8,242	4,133	44.76	5/20/2013
	(16)	—	4,125	44.76	5/20/2015
	(17)	—	18,750	18.52	4/17/2014
	(18)	—	6,250	18.52	4/17/2016
	(5)					625	19,688
	(11)					1,175	37,013

(1)	Based on the closing market price of $31.50 on March 31, 2010.

(2)	Unexercisable stock options vest in equal increments on March 31, 2011 and 2012.

(3)	Options to purchase 37,500 shares vest on April 17, 2010; options to purchase 37,500 shares vest on April 17, 2011; and options to purchase 15,000 shares vest on April 17, 2012.

(4)	Options to purchase 22,500 shares vest on April 17, 2012 and options to purchase 37,500 shares vest on April 17, 2013.

(5)	Unvested RSUs vest on March 6, 2011.

(6)	Unvested RSUs vest on March 31, 2012.

(7)	Reflects RSUs granted to Mr. Williams on May 20, 2008 that were subject to vesting based on the Compensation Committee’s subjective determination after the end of the fiscal year ended March 31, 2010 as to Mr. Williams’ performance during the fiscal year.

(8)	Unvested RSUs vest on May 17, 2010.

(9)	Options to purchase 28,750 shares vest on April 17, 2010; options to purchase 28,750 shares vest on April 17, 2011; and options to purchase 11,500 shares vest on April 17, 2012.

(10)	Options to purchase 17,250 shares vest on April 17, 2012 and options to purchase 28,750 shares vest on April 17, 2013.

(11)	Unvested RSUs vest in equal increments on March 31, 2011 and 2012.

(12)	Options to purchase 7,500 shares vest on April 17, 2011; options to purchase 7,500 shares vest on April 17, 2011; and options to purchase 3,000 shares vest on April 17, 2012.

(13)	Options to purchase 4,500 shares vest on April 17, 2012 and options to purchase 7,500 shares vest on April 17, 2013.

(14)	Unexercisable stock options vest in four equal annual increments beginning on April 17, 2010.

(15)	Unexercisable stock options vest on March 31, 2011.

(16)	Unexercisable stock options vest on March 31, 2012.

(17)	Unexercisable stock options vest in three equal annual increments beginning on April 17, 2010.

(18)	Unexercisable stock options vest on April 17, 2013.

Option Exercises and Stock Vested in Fiscal 2010

The following table sets forth information regarding the number and value of stock options exercised and stock vested from RSUs for each named executive officer in fiscal 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting

Robert W. Musslewhite	—	—	3,175	$100,538
Frank J. Williams	—	—	8,043	253,355
David L. Felsenthal	—	—	17,800	569,700
Michael T. Kirshbaum	—	—	1,087	34,556
Scott M. Fassbach	—	—	1,675	53,108
Richard A. Schwartz	—	—	1,962	62,178

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on March 31, 2010, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006 and 2009 Stock Incentive Plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006 and 2009 Stock Incentive Plans provide that, if within one year after a change of control, the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award shall be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events: (a) the acquisition of 50% of the securities of the company by an individual, entity, or group; (b) consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company(ies) resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and (c) approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company or wholly-owned by another permitted holder.

Individual Agreements

Frank J. Williams Employment Agreement

The employment agreement with Mr. Williams provides for the following severance benefits in the event Mr. Williams’ employment is terminated by the company without “cause” or by Mr. Williams for “good reason”: (i) a lump-sum payment equal to one and one-half times Mr. Williams’ then current annual base salary, (ii) all of Mr. Williams’ stock-based awards will automatically vest and become exercisable, and (iii) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Williams’ termination of employment. In addition, the employment agreement with Mr. Williams provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Williams and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Williams also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Williams as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Williams’ employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Williams is involuntarily terminated by the company without cause or Mr. Williams terminates employment for “good reason” after the change of control.

For purposes of Mr. Williams’ employment agreement:

•	the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company;

•	the term “good reason” means, without Mr. Williams’ written consent: a reduction of Mr. Williams’ base salary except as contemplated by the agreement based on the anticipated level of Mr. Williams’ time commitment to the company; in the event of a change of control, Mr. Williams is no longer serving on the Board of Directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Williams’ resignation from, or refusal to stand for reelection to, the Board of Directors; or any material breach by the company of any of the material terms of the agreement; and

•	the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

Robert W. Musslewhite Employment Agreement

The employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”: (i) a lump-sum payment equal to two times Mr. Musslewhite’s then current annual base salary, (ii) all stock-based awards made to Mr. Musslewhite on May 20, 2008 and any subsequent stock-based awards will automatically vest and become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date, except that any stock-based awards granted on or after May 20, 2008 that cliff-vests shall become vested pro rata based on the total vesting period of such awards and the period commencing on the grant date of such awards and the first anniversary of the termination date, and (iii) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Musslewhite’s termination of employment. In addition, the employment agreement with Mr. Musslewhite provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Musslewhite and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or Mr. Musslewhite terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Musslewhite’s agreement has the same meaning as set forth in Mr. Williams’ employment agreement.

For purposes of Mr. Musslewhite’s employment agreement:

•	the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the term of Mr. Musslewhite’s employment agreement does not constitute a termination without cause, except that notice of nonrenewal by the company constitutes a termination without cause if the notice of nonrenewal is provided to Mr. Musslewhite in connection with a change of control of the company; and

•	the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite is no longer the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite is no longer serving on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Musslewhite is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

David L. Felsenthal Employment Agreement

The employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”: (i) a lump-sum payment equal to two times Mr. Felsenthal’s then current annual base salary, (ii) all of Mr. Felsenthal’s stock-based awards will automatically vest and become exercisable, and (iii) continued medical, dental, and vision care and life insurance benefits for a period of 18 months following Mr. Felsenthal’s termination of employment. In addition, the employment agreement with Mr. Felsenthal provides that he will be entitled to reimbursement for any excise taxes imposed under Sections 280G and 4999 of the Code as well as a gross-up payment equal to any income and excise taxes payable as a result of the reimbursement of the excise taxes unless it is determined that the portion of the payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed $50,000, in which case no gross-up payment shall be made to Mr. Felsenthal and the severance payment would be reduced so that the severance payment, benefits, or distributions are reduced to the applicable safe harbor amount. The employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement only provides benefits upon a so-called “double trigger.” This means that severance benefits are triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Williams’ employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•	the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the term of the employment agreement by the company constitutes a termination without cause, effective as of the last day of the then-current term; and

•	the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal is no longer the president of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal is no longer reporting directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal serves on the Board of Directors of the company during the term of the employment agreement and then is no longer serving on the Board of Directors of the company or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for reelection to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, Mr. Felsenthal is required to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Fassbach, Kirshbaum, and Schwartz

Messrs. Fassbach, Kirshbaum, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation, and work product. These agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board, as the case may be, and, if the individual is terminated for cause or resigns, for a period of three years thereafter. These agreements also provide that they will not disclose any of our confidential or proprietary information. If their employment is terminated by us without cause, we may require them not to compete for up to two one-year periods, provided that we pay such officer 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they are provided only if the company elects to invoke the non-compete terms.

		Before Change of	After Change of Control
		Control		Termination
		Termination Without	No	Without Cause or
Name/Benefit	Death/Disability	Cause or for Good Reason	Termination	for Good Reason

Robert W. Musslewhite
Termination payment	N/A	$1,000,000	—	$1,000,000
Vesting of Stock Options (1)	$1,947,000	—	—	1,947,000
Vesting of RSUs (2)	238,676	52,778	—	238,676
Health and welfare benefits	—	18,205	—	18,205
Excise tax and gross-up payment (3)	N/A	N/A	N/A	794,680
Frank J. Williams
Termination payment	N/A	600,000	—	600,000
Vesting of Stock Options (1)	—	—	—	—
Vesting of RSUs (2)	956,403	956,403	—	956,403
Health and welfare benefits	N/A	15,314	—	15,314
Excise tax and gross-up payment (3)	N/A	N/A	N/A	—
David L. Felsenthal
Termination payment	N/A	850,000	—	850,000
Vesting of Stock Options (1)	1,492,700	1,492,700	—	1,492,700
Vesting of RSUs (2)	105,557	105,557	—	105,557
Health and welfare benefits	—	15,104	—	15,104
Excise tax and gross-up payment (3)	N/A	N/A	N/A	—
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	389,400	—	—	389,400
Vesting of RSUs (2)	51,975	—	—	51,975
Scott M. Fassbach
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	273,229	—	—	273,229
Vesting of RSUs (2)	51,188	—	—	51,188
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of Stock Options (1)	324,500	—	—	324,500
Vesting of RSUs (2)	56,700	—	—	56,700

(1)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment was equal to the closing price of the company’s common stock as of March 31, 2010 ($31.50) and are based upon the difference between $31.50 and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment was equal to the closing price of the company’s common stock on March 31, 2010 ($31.50).

(3)	For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2005 through 2009. In addition, Mr. Musslewhite was assumed to be subject to the maximum federal income and other payroll taxes, aggregating to a net combined effective income tax rate of 42.5%.

SECURITY OWNERSHIP

The following table presents, as of July 16, 2010 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table following the Compensation Discussion and Analysis section of this proxy statement; and

•	all directors and executive officers of the company as a group.

As of July 16, 2010, there were 15,603,211 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table:

	Amount and Nature of
	Beneficial Ownership		Total Equity Stake
Name of Beneficial Owner	Number	Percent	Number	Percent

Frank J. Williams	259,022	1.6%	345,894	2.2%
Robert W. Musslewhite	118,986	*	354,770	2.3
Sanju K. Bansal	7,714	*	37,714	*
Peter J. Grua	22,714	*	22,714	*
Kelt Kindick	124,524	*	124,524	*
Mark R. Neaman	63,130	*	63,130	*
Leon D. Shapiro	53,130	*	53,130	*
LeAnne M. Zumwalt	78,130	*	78,130	*
Scott M. Fassbach	27,338	*	57,576	*
David L. Felsenthal	168,296	1.1	334,887	2.2
Michael T. Kirshbaum	48,261	*	99,330	*
Richard A. Schwartz	76,622	*	120,430	*
Morgan Stanley	1,922,886	12.3	1,922,886	12.3
TimesSquare Capital Management, LLC	1,410,412	9.0	1,410,412	9.0
T. Rowe Price Associates, Inc.	1,395,070	8.9	1,395,070	8.9
Royce & Associates, LLC	967,979	6.2	967,979	6.2
TAMRO Capital Partners, LLC	911,670	5.8	911,670	5.8
BlackRock, Inc.	827,560	5.3	827,560	5.3
All directors and executive officers as a group (16 people)	1,042,867	6.3	1,687,229	10.8

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of July 16, 2010 is calculated by dividing the number of shares beneficially owned by such person (except as otherwise indicated below), which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of July 16, 2010 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown. The Total Equity Stake column indicates the number of shares owned assuming the exercise of all options and vesting of RSUs, whether vested or unvested, without regard to whether or not the options are exercisable or the RSUs vest within 60 days of July 16, 2010. The address of all current directors and named executive officers is The Advisory Board Company, 2445 M Street, NW, Washington, D.C. 20037.

The shares of common stock shown as beneficially owned by the following directors and executive officers includes shares of common stock that the beneficial owner has the right to purchase as of or within 60 days of July 16, 2010 pursuant to either the exercise of stock options or upon the vesting of RSUs: Mr. Williams, 221,318 shares; Mr. Musslewhite, 114,267 shares; Mr. Bansal, 2,714 shares; Mr. Grua, 22,714 shares; Mr. Kindick, 124,524 shares; Mr. Neaman, 63,130 shares; Mr. Shapiro, 53,130 shares; Ms. Zumwalt, 78,130 shares; Mr. Fassbach, 24,137 shares; Mr. Felsenthal, 144,786 shares; Mr. Kirshbaum, 46,181 shares; and Mr. Schwartz, 74,492 shares.

The information concerning Morgan Stanley is based on a Schedule 13G/A filed with the SEC on February 12, 2010, in which the reporting person reports that, as of December 31, 2009, it had sole voting power with respect to 1,824,168 of the shares shown and sole dispositive power with respect to 1,922,886 shares of the shares shown. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

The information concerning Times Square Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 8, 2010, in which the reporting person reports that, as of December 31, 2009, it had sole voting power with respect to 1,242,562 of the shares shown and sole dispositive power with respect to 1,410,412 shares of the shares shown. The address of Times Square Capital Management, LLC is Four Times Square, 25th Floor, New York, NY 10036.

The information concerning T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 12, 2010, in which the reporting person reports that, as of December 31, 2009, it had sole voting power with respect to 389,130 of the shares shown and sole dispositive power with respect to 1,395,070 shares of the shares shown, and no shared voting power and shared dispositive power with respect to any of the shares shown. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

The information concerning Royce & Associates, LLC is based on a Schedule 13G/A filed with the SEC on January 22, 2010, in which the reporting person reports that, as of December 31, 2009, it had sole voting and dispositive power with respect to 967,979 of the shares shown. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

The information concerning TAMRO Capital Partners, LLC is based on a Schedule 13G/A filed with the SEC on February 7, 2010, in which the reporting person reports that, as of December 31, 2009, it had sole voting power with respect to 679,794 of the shares shown and sole dispositive power with respect to 911,670 shares of the shares shown, and no shared voting power and shared dispositive power with respect to any of the shares shown. The address of TAMRO Capital Partners, LLC is 1660 Duke Street, suite 200, Alexandria, VA 22314.

The information concerning BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on January 20, 2010, in which the reporting person reports that, as of December 31, 2009, it had shared voting and dispositive power with respect to 827,560 of the shares shown. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include a total of 1,042,867 shares of common stock that they have the right to purchase or that will vest as of or within 60 days after July 16, 2010 pursuant to the exercise of stock options or upon the vesting of RSUs.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the company’s proxy statement to be furnished to all stockholders entitled to vote at our 2011 annual meeting of stockholders, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 promulgated by the SEC, must be received by us at our principal executive offices no later than March 30, 2011. Under our bylaws, any stockholder who wishes to bring a proposal before our 2011 annual meeting of stockholders, must provide written notice to our corporate secretary at our principal executive offices not later than June 12, 2011 nor earlier than May 13, 2011, and must satisfy the requirements of our bylaws. If a stockholder making such a proposal does not also satisfy the requirements of Rule 14a-4(c) under the Securities Exchange Act of 1934, we may exercise discretionary voting authority over proxies we solicit in determining how to vote on the proposal. If a stockholder makes a timely notification, the proxies my still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and 10% stockholders to file forms with the SEC to report their beneficial ownership of our stock and any changes in beneficial ownership. Anyone required to file forms with the SEC must also send copies of the forms to us. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2010.

OTHER MATTERS

Aside from the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date, and promptly return the accompanying proxy card in the enclosed postage prepaid envelope.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.
July 28, 2010

ANNUAL MEETING OF STOCKHOLDERS OF THE ADVISORY BOARD COMPANY SEPTEMBER 10, 2010 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 10, 2010: The Notice of Meeting, Proxy Statement, Proxy Card, 2010 annual report to stockholders and Form 10-K for fiscal year 2010 are available at www.advisoryboardcompany.com/IR Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 091010 The Board of Directors recommends a vote FOR all of the proposals to be voted upon at the Annual Meeting: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE Election of Directors: O Sanju K. Bansal O Peter J. Grua O Kelt Kindick O Robert W. Musslewhite O Mark R. Neaman O Leon D. Shapiro O Frank J. Williams O LeAnne M. Zumwalt 2. RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE ADVISORY BOARD COMPANY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, dated July 28, 2010, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 11:00 a.m. , local time, on September 10, 2010 at the offices of The Advisory Board Company located at 2445 M Street, NW, Washington, DC 20037, and at any postponement or adjournments thereof and, in their discretion, any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all eight director nominees and “FOR” proposal No. 2. Attendance of the undersigned at the meeting or at any postponement or adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting. (Continued and to be signed on the reverse side.)